Exhibit 10.5

* Original agreement is executed in French. This document has been translated to English.

IN THE YEAR TWO THOUSAND THREE

On

Atty. Antoine DESVAUX, Notary of the Société Civile Professionnelle “Richard CARREYN, Jean-Pierre FOUCAULT, François GIRARD, Antoine DESVAUX”, Holder of a Notary’s Office in ANGERS, at 14 allée du Haras,

With the participation of:

•	Atty. Jean-Pierre BIGOT, Notary in PARIS, at 3 rue de Turbigo, Counsel to the Company CMCIC LEASE,

•	Atty. Pierre MENANTEAU, Notary in NANTES, Counsel for the Lessee,

Received this document in duly certified form,

BY AND BETWEEN;

1°/ The Company known as “NATIOCREDIMURS SOCIETE EN NOM COLLECTIF”, Partnership, capitalized at 22,800,000 Euros, with headquarters in PUTEAUX (Hauts de Seine) Immeuble “Le Métropole”, 46/52 Rue Arago, identified by SIREN number 332199462 and recorded in the Trade and Companies Registry of NANTERRE.

With a permanent license as a Credit Establishment – Financial Company, as shown by a decision of the Credit Establishments Committee dated March 20, 1985, in PARIS, and a letter from the BANQUE DE FRANCE dated May 9, 1985.

Represented by:

Mr. Thierry CHALOT, Jurist, domiciled in PUTEAUX, Immeuble le Métropole, 46/52 rue Arago, Acting by reason of the powers conferred on him by Mr. Jean OLIVIE, Assistant General Manager of the Company BNP PARIBAS LEASE GROUP, domiciled in PUTEAUX (Hauts de Seine), 46/52, rue Arago, under the terms of a duly certified power of attorney received by Atty. Pascal DUFOUR, Notary in PARIS, on December 11, 2002.

Mr. OLIVIE acting by reason of the powers conferred upon him, including the right of substitution, by Mr. Frédéric LAVENIR, Director and General Manager of the Company BNP PARIBAS LEASE GROUP, under the terms of a power of attorney dated December 11, 2002, in the records of Atty. Pascal DUFOUR, above-named Notary.

In which power of attorney, Mr. LAVENIR himself acted in his position as General Manager of the Corporation known as “BNP PARIBAS LEASE GROUP”, capitalized at 284,314,032 Euros, with headquarters in PUTEAUX (Hauts de Seine) at Immeuble “Le Métropole”, 46/52 Rue Arago, identified under number 632 017 513 of the Trade and Companies Registry of NANTERRE; appointed to said position under the terms of a resolution of said Board of Directors dated September 12, 2002, a certified copy of which Minutes is appended to the document containing the delegation of powers by Mr. LAVENIR to Mr. OLIVIE, cited above.

It is hereby specified that, under the terms of a resolution dated May 23, 2002, in implementation of a resolution of the General Meeting of said Company on May 23, 2002, and in conformity with the Provisions of Law No. 2001-420 of May 15, 2001, related to the new economic regulations, the Board of Directors of said Company opted to cause the General Management of the Company to be exercised through the General Manager, the latter having been invested with the broadest powers to act on behalf of the Company under all circumstances.

The certified copies of the minutes of the resolutions of the Board of Directors of the company BNP PARIBAS LEASE GROUP dated September 12, 2002, and May 23, 2002, as well as a certified true extract of the General Meeting of May 23, 2002, are appended to the above-cited document containing a delegation of powers by Mr. LAVENIR to Mr. OLIVIE.

The Company “BNP PARIBAS LEASE GROUP”, in its position as manager of the Company “NATIOCREDIMURS SOCIETE EN NOM COLLECTIF”, as shown by the General Meeting of September 30, 2002, a certified true copy of the minutes whereof is appended to the document containing the delegation of the above-mentioned powers.

2°/ The Company known as “CMCIC LEASE” corporation, capitalized at 9,840,000.00 €, with headquarters in PARIS, at 48 rue des Petits Champs, identified with SIREN number 332 778 224 and recorded in the Trade and Companies Registry of PARIS.

Originally formed under the name “FINANCIERE GAILLON’, and having taken its current name under the terms of a Special General Meeting of the Stockholders of December 1, 2000, a certified true copy of the minutes whereof is appended, after notation, to the record of a document received by Atty. BIGOT, Notary in PARIS, on January 24, 2001.

Represented by:

++++,

Acting in the position of Agent for Mr. Stéphane HALGAN, President of the Company, domiciled in PARIS, at 48 rue des Petits Champs, by reason of the powers conferred on him under the terms of a private instrument issued in PARIS, on ++++, the original whereof is appended to these presents, after notation.

Mr. HALGAN having acted as Chair of the Board of Directors of the Company CMCIC LEASE, appointed to this position under the terms of a resolution of the Board of Directors dated April 27, 1991, and reappointed to this position under the terms of a resolution of the Board of Directors dated May 30, 1997.

The Companies NATIOCREDIMURS and CMCIC LEASE, known uniformly in the remainder of the contract as ”THE LESSOR”,

And acting indivisibly in the following proportions:

•	NATIOCREDIMURS for 70%

•	CMCIC LEASE for 30%

under the leadership of NATIOCREDIMURS.

- Page No. 2 -

AS PARTY OF THE FIRST PART,

The Company known as “LYDALL THERMIQUE ACCOUSTIQUE”, simplified stock company, capitalized at 10,000,000.00 €, with headquarters in SAINT RIVALAIN 56310 MELRAND, identified with SIREN Number 444 633 309 and recorded in the Trade and Companies Registry of LORIENT.

Represented by:

Mr. Jean-Philippe LACROIX, domiciled in ORVAULT (44700), at 26 rue Emmanuel Chabier,

Acting by reason of the powers delegated to him by Mr. Bertrand PLOQUIN, President, domiciled at the headquarters of the company LYDALL THERMIQUE ACOUSTIQUE, under the terms of private instruments issued in SAINT NAZAIRE on December 15, 2003, and in COLOGNE on December 17, 2003, the originals whereof are attached and appended to these presents, after notation.

Said Mr. PLOQUIN is himself acting in his position as President of SAS LYDALL THERMIQUE ACOUSTIQUE, appointed to this position under the terms of Article 29 of the Charter of said Company,

And specially authorized for purposes hereof by reason of the resolution of the single stockholder in SAS LYDALL THERMIQUE ACOUSTIQUE, dated November 25, 2003, the minutes whereof shall be attached and appended to these presents, after notation.

Hereinafter known as The Lessee.

AS PARTY OF THE SECOND PART

Who, in their above-cited positions, prior to these presents, set forth the following:

PRELIMINARY DECLARATION

TRANSFER OF RISKS TO LESSEE

Lessee, which took the initiative of the investment in the building described below, of which it defined or accepted all of the technical characteristics, and of which it will be the sole user, and of which it will become the owner if it so desires at the end of the contract, acknowledges that the role of Lessor is limited in this transaction to ensuring, under the conditions agreed upon hereinafter, the real estate lease financing for this investment.

Under these conditions, and although ownership of the real estate will legally devolve on Lessor for the term of the financing, it seems legitimate for Lessee to assume all risks and obligations of whatever type, even resulting from force majeure, that would be incumbent, under common law, on the builder or the owner of the goods.

The present agreement is entered into under the benefit of this preliminary declaration, to which reference should be made at all times to justify, to the extent necessary, the distribution among the parties of the expenses, obligations and risks and in order to interpret their common intention under which this contract was entered into.

- Page No. 3 -

DECLARE:

- I -

REQUEST FOR LEASE

Lessee has requested that Lessor provide assistance to it in the form of real estate lease financing, within the framework of Articles L313-7 et seq. of the Code Monétaire et Financier [Monetary and Financial Code] and subsequent texts,

•	For the purchase of land located in SAINT NAZAIRE (Loire Atlantique), at the corner of rues Thomas Edison and Alfred Kastler

•	For the purchase expenses

•	And the construction of a building for industrial use.

- II -

PURCHASE OF THE LAND

To carry out the present lease transaction, Lessor has, on this day, before Atty. GALLOT-LE-GRAND, Notary in SAINT NAZAIRE, purchased the land in question which belonged to SOCIETE NAZAIRIENNE DE DEVELOPPEMENT,

Lessee participated in this act of acquisition.

- III -

BUILDING PERMIT - INSURANCE

A building permit was obtained in accordance with the order of the Mayor of SAINT NAZAIRE, dated July 7, 2003, under No. 04418403T1140,

This permit was posted in conformity with the law, both at City Hall and on the land, as shown by the record of posting prepared by Atty. Jean-Hervé TRETOUT, Bailiff in SAINT NAZAIRE, on July 11, 2003,

LESSEE declares that this permit has not, to date, been subject to any notification of remedies, which is confirmed by a certificate issued by the City Hall of SAINT NAZAIRE, dated November 19, 2003.

Lessee declares, in conformity with the provisions of Law No. 78-12 of January 4, 1978, that it signed the following insurance contracts with the Compagnie M.M.A COVEA Risks, 19 -22 allée de l’Europe in CLICHY (92), through its broker FILHET-ALLARD & Cie in PARIS, 62 rue de Miromesnil, i.e.:

•	assurance dommages-ouvrage [10 year builder’s and contractor’s liability insurance]

•	developer’s insurance according to Policy Reference No. 03.011937

•	contractor’s comprehensive insurance according to Policy No. 12.784.822

- Page No. 4 -

As shown by a certificate from the company FILHET-ALLARD & Cie, dated November 26, 2003.

- IV -

INVESTMENT

The amount of the investment is valued at the sum of SIX MILLION THREE HUNDRED EIGHTY THOUSAND EUROS NET OF TAXES (6,380,000.00 € NET OF TAXES), itemized as follows:

• Purchase Price	496,930.40 € net of taxes
• Purchase Expenses	6,596.84 € net of taxes
• Construction Cost	5,876,472.76 € net of taxes

• Total	6,380,000.00 € net of taxes

Any disbursements exceeding the ceiling of 6,380,000.00 € net of taxes shall be paid by Lessee, which shall take into consideration, in particular, the work that cannot be financed by a real estate lease.

- V -

Bearing in mind the particular nature of real estate lease transactions and the fact that Lessor’s participation was requested by Lessee in a real estate program defined by it to meet its own needs, it is specified:

•	That Lessee has personally seen to and shall personally see to obtaining all administrative authorizations, in particular concerning improvements, occupation, use or others related to the premises;

•	And that all risks related to the nature of the acquisition of said goods (even in the case of acts of God or force majeure) are to be borne by Lessee.

In no case shall Lessor be held liable for these purposes.

- VI -

INSTALLATIONS CLASSIFIED FOR THE PROTECTION OF THE ENVIRONMENT

The parties declare that they are well acquainted with Law No. 75-633 of July 15, 1975, Law No. 76-663 of July 19, 1976 (particularly Article 8-1 thereof) and Law No. 92-646 of July 13, 1992 (particularly Article 6 thereof) related to installations classified for the protection of the environment.

For purposes of this regulation, LESSOR declares that it agrees to be personally liable, at its own risk, for all disturbances and nuisances that may result from its activity and the violation of the provisions of the above-cited laws.

LESSOR’s activity is subject to the environmental protection regulations and a statement to this effect has been made to the Prefecture of LOIRE-ATLANTIQUE, dated May 28, 2003, for which a receipt was issued on June 30, 2003.

- Page No. 5 -

- VII -

Lessee agrees to the pre-rental and rental conditions proposed by Lessor.

This instrument determines the general and special conditions under which Lessor proposes to procure for Lessee, first the enjoyment as tenant and then eventually the ownership if Lessee wishes to acquire the building described below.

NOW, THEREFORE, the following is stipulated and agreed to:

C O N T E N TS

The conventions appear as follows:

PRELIMINARY CONVENTIONS

Article 1	-	Lessor’s Undertakings
Article 2	-	Lessee’s Undertakings
Article 3	-	Pre-rentals
Article 4	-	Insurance During Construction
Article 5	-	Work Management
Article 6	-	Payment for the Amount of Work
Article 7	-	End of Work
Article 8	-	Compliance Certificate

TITLE I - GENERAL RENTAL CONDITIONS

A	-	Object and Designation
B	-	Use of the Premises
C	-	Duration
D	-	Charges and Conditions
E	-	Insurance
	1°)	Taking out Policies Concerning the Container
	2°)	Taking out Policies Concerning the Content
	3°)	Various Provisions
	4°)	Loss
F	-	Transfer
	1°)	By Lessee
	2°)	By Lessor
G	-	Sublets, Management, Occupancy
H	-	Pledge
I	-	Rental
J	-	Indexation
K	-	Cancellation at Lessee’s Request
L	-	Cancellation at Lessor’s Request
M	-	Lease Right or VAT Option
N	-	Expropriation and Requisition

TITLE II - UNILATERAL PROMISE TO SELL

O	-	Promise to Sell
P	-	Early Option Exercise
Q	-	Evacuation of the Premises at the Time of Lease Expiration
R	-	Possible Regularisation of the VAT Deduction

- Page No. 6 -

TITLE III - SPECIAL CONDITIONS

TITLE IV - VARIOUS PROVISIONS

PRELIMINARY CONVENTIONS

ARTICLE 1 – LESSOR’S UNDERTAKINGS

As long as the lessee respects the obligations laid down in the present contract, the lessor undertakes to do the following, at the lessee’s explicit request and in response to its indications:

•	realise and/or have others realise, under the conditions set forth below, and finance the property project described in the premises.

•	rent the said property complex to the lessee, within the framework of a leasing transaction in accordance with articles L 313-7 et seq. of the Monetary and Financial Code, and (with) the subsequent texts.

The ceiling on the financing granted by the lessor is set in the Special Conditions. Any overrun will be for the lessee’s account, the elements or parts of elements that the latter finances becoming, by accession and without any indemnity, the property of the lessor, as of the time they are incorporated into the whole.

The lessor shall not make any payment before it becomes, by means of a notarised document, the owner of the land parcel on which the construction is to be put up, or the holder of a real property right to the said land parcel.

ARTICLE 2 – LESSEE’S UNDERTAKINGS

In view of the particular nature of the property leasing operations and of the fact that the lessor’s intervention was requested by the lessee in connection with a property programme defined by it in order to satisfy its own needs, the lessee undertakes to do the following:

•	to obtain all required administrative authorisations for use of the land parcel and for the contemplated construction, and, if need be, to have them transferred to the lessor’s name; to make sure that all formalities required in this connection have indeed been carried out and to prove this to the lessor by delivery of any documents, this before reimbursement for any payments already made by the lessee or signature by the lessor of any undertaking resulting from the present contract;

•	to intervene in connection with the acquisition document regarding the land parcel and/or the real property, or in connection with any other document granting a real property right to the lessor, to offer a commitment to respect the conditions of the said contract, whether it be a question of administrative or particular requirements or of obligations resulting from the general or special specifications, conventions, etc., this both during the construction period and until the end of the leasing arrangement;

- Page No. 7 -

•	to bear, alone, all of the risks relating to the nature and acquisition of the land parcel, as well as the factual risks of/or borne by the construction (even in case of an act of God or of force majeure) normally assumed by the project owner, this as an exception to any legal provisions to the contrary;

•	to execute or to have others execute the totality of the work planned for the construction on its own responsibility, but to the exclusion of any property promotion contract, within the framework of the general descriptive estimate and of the estimates, for which it shall have to have received the lessor’s approval in advance, so that the lessor simply needs to pay the invoices and the statements or to reimburse the invoices paid for beforehand by the lessee;

To that end, the lessor delegates to the lessee, which accepts, all of the charges and obligations of Project Owner, and grants an irrevocable mandate to it to have the contemplated construction carried out by leading, guiding, coordinating and supervising, until completion, all of the operations necessary for such realisation.

ARTICLE 3 – PRE-RENTALS

The lessee shall pay the following to the lessor as pre-rentals, until the date of taking possession of the premises:

•	a commitment fee, payable in advance and set in the Special Conditions. The said fee shall be calculated on the anticipated amount of the investment excluding taxes, this starting on the date specified in the Special Conditions;

•	at the end of the calendar quarter-year and for that quarter, interest calculated pro rata temporis and the amount of the sums actually disbursed, including taxes, at the rate set in the Special Conditions, it being specified, however, that the amount corresponding to VAT included in the said payments shall be deducted from the calculation base at the end of a recovery period defined in the Special Conditions.

The said pre-rentals shall be settled by a withdrawal notice issued by the lessor for the bank account indicated in the Special Conditions.

It is explicitly agreed between the parties, and in the light of the option formulated in Title III – Special Conditions, that the pre-rentals shall be increased by VAT or by the lease right and by any other tax that might supplement it or replace it.

In case of non-payment at due date of an instalment of the pre-rentals or of non-reimbursement at first request for any other amount paid by the lessor in connection with the charges on the real property, the property taxes and other items, the lessee, without any need for advance warning, shall have to pay lateness interest on the unpaid amounts, calculated at the interest rate of pre-rentals increased by 4%, starting on the day of payability, any month begun being counted as a full month.

ARTICLE 4 – INSURANCE DURING CONSTRUCTION

The lessee shall have to see to it that the architects and contractors taking part in construction have taken out appropriate and sufficient insurance to cover all types of liability that they incur, and shall have to prove this to the lessor.

Furthermore, in order to cover the risks connected with execution of the construction work on behalf of the lessor by the lessee, as Delegated Project Owner, the following policies shall be taken out through the Lessor’s Consulting Insurer, as stated below in the Special Conditions:

- Page No. 8 -

SOCIETE A.O.N.

45 Avenue KLEBER

92697 LEVALLOIS PERRET CEDEX

A – “JOB SITE COMPREHENSIVE” POLICIES

a)	The purpose of this policy is to cover the material damage affecting the structure during the period of the work, the damage affecting the existing situation, the financial losses if any and various expenses and fees, as well as to cover the real property for its new value, the fees of experts and the LESSOR or the LESSEE’s liability, with respect to the risks connected with fire or explosion, and CIVIL LIABILITY for guaranteeing claims that might be filed by injured third parties against the LESSOR and the LESSEE following accidental damage originating in the construction work, this to the extent of coverage amounts compatible with the nature of the work performed and, as a minimum, for the duration of the work.

b)	As of the time of signature of the present contract, the LESSOR’s consulting insurer shall contact the LESSEE, which undertakes to inform it, holding nothing back, about all elements needed for development of the said policy, as well as all elements tending to modify the risk during the job site. The LESSEE undertakes to assume all obligations generally incumbent on the insured.

A	copy of the said policy shall be delivered to the LESSEE.

c)	The LESSEE undertakes to allow the LESSOR’s consulting insurer to make any verification at any time of the risks required for development of and follow-up on the said policy, and to supply the LESSOR with the date of the end of the work as well as the definitive amount of the said work, the purpose of the said amount being to calculate the definitive premium after deduction of the provisional premium due at the time of taking out the policy.

d)	The LESSEE undertakes to report any loss within the periods required under the policy and to provide all invoices and documents demanded by the insurer.

e)	In case of loss, the LESSOR shall collect the indemnity or indemnities paid by the insurer which will be intended for reconstruction of the affected structure.

In case the said indemnity is insufficient, the lessee shall have to pay the entire additional cost of the reconstruction work.

B – “STRUCTURAL DAMAGE” POLICY

a)	The LESSOR, as owner and as principal Project Owner, shall take out a “STRUCTURAL DAMAGE” policy both in its own name and on its own behalf and in the name and on behalf of the LESSEE, pursuant to the requirements laid down in Law No. 78.12 of 4 January 1978, reforming construction insurance.

b)	The purpose of the said insurance policy is to guarantee payment of the work involved in repairing damage, even as resulting from a soil defect or of the type of the ones for which constructors are responsible in the meaning of Article 1792-1 of the Civil Code, as well as manufacturers, importers or technical inspectors, if the said damage:

•	compromises the solidity of the structure,

•	make the structure unsuitable for its purpose,

•	affects the inseparable equipment elements of the viability structures, of the foundations, of the enclosure or of the roofing in the meaning of Article 1792-2 of the Civil Code, making the structure unsuitable for its purpose.

- Page No. 9 -

The said policy also covers the damage affecting the equipment elements of the construction and which do not make the structure unsuitable for its purpose, this for a period of two years starting with the time of acceptance.

It also includes coverage of the consequential immaterial damage.

The said insurance policy, taken out as of the beginning of the job, shall cover the Project Owner as well as all successive owners for a duration of ten years starting with the time of acceptance of the structure.

c)	As of the time of signature of the present contract, the LESSOR’s consulting insurer shall contact the LESSEE, which undertakes to provide it with all elements and documents needed for taking out the said policy.

d)	A copy of the said policy shall be delivered to the LESSEE, which undertakes to provide the insurer with all elements tending to modify the risk, and to assume all obligations generally incumbent on the insured.

e)	The LESSEE undertakes to allow the LESSOR’s insurer to make, at any time, any technical inspection of the risk required for development and follow-up on the said insurance, and to inform the LESSOR and its insurer of the date of acceptance of the structure as well as of the definitive amount of the accounts, the purpose of the said amount being to calculate the definitive premium, after deduction of the provisional premium due at the time of conclusion of the contract.

f)	In case of a loss, the LESSEE undertakes to report it, within the period indicated in the policy, to the LESSOR and to its insurer, and to provide any document necessary for settling the claim (insurance attestations, description of the work, drawings, etc.).

C – POLICY COVERING “LEGAL LIABILITY OF CONSTRUCTORS NOT REALISERS”

The Lessor, as Project Owner, shall take out an insurance policy both in its own behalf and on behalf of the LESSEE called “LEGAL LIABILITY OF CONSTRUCTORS NOT REALISERS”, aimed at covering their ten-year liability.

Payment of the premiums corresponding to the above insurance and constituting accessories to the construction cost shall be made by the LESSOR and shall be included in the investment cost, within the limits of the global amount specified in the Special Conditions.

If the said amount has already been reached, the LESSEE undertakes to pay the resulting excess directly or to reimburse the LESSOR for it within two weeks following its request.

The premium rates applicable to the above-mentioned policies as well as the scope of the coverage depend on the technical inspection made of the REAL PROPERTY during construction by an approved technical inspection office.

The LESSOR shall request the intervention of the inspection office of its choice, which shall have the assignment of checking the design of the structure and the execution of the work as the constructions are put up. The said inspection shall be of at least type L.

In case of intervention with respect to the existing structures, a type E inspection is mandatory.

Payment of the expenses connected with performance of the inspection assignment constituting accessories to the construction cost shall be made by the LESSOR and shall be included in the investment cost, within the limits of the global amount specified in the special conditions.

- Page No. 10 -

If the said amount has already been reached, the LESSEE undertakes to pay the resulting excess directly or to reimburse the LESSOR for it within two weeks following its request.

The LESSOR shall not make any disbursement applying to constructed real properties or to construction work in case SOCIETE AON CONSEIL ET COURTAGE cannot obtain the documents from the LESSEE needed for development of the file making provisional conclusion of the above-mentioned insurance possible.

ARTICLE 5 – WORK MANAGEMENT

The date on which the work is to begin is laid down in the Special Conditions.

The work relating to land development, if any, and the work relating to construction shall be carried out on behalf of the lessor under the direction and on the responsibility of the lessee, pursuant to the plans and descriptive and other estimates by trade that, as submitted by the latter, have been accepted by the lessor, which shall receive a certified copy of the contracts and conventions concluded with the contractors and the architects, design offices, etc. A copy of each of the said documents, paired with an anticipated work schedule, the payments schedule and any indications useful for enabling the lessor to monitor the progress of construction and to check on the expenditures at any time shall have to be delivered to it before signature of the document enabling it to use the land parcel.

The lessee, the delegated Project Owner, shall require the contractors using subcontracting, in toto or in part, to first obtain acceptance in writing by each subcontractor and approval of the payment conditions by the lessor, the Project Owner.

It shall be up to the lessee, on its sole responsibility, to see to observance of the legal provisions relative to subcontracting, making sure, in particular, that security is provided for a subcontractor not benefiting from a payment delegation, in such a way that the lessor cannot be disturbed or be the object of proceedings in this connection.

The lessor’s disbursements are conditional on observance of the provisions of Law No. 75-1334 of 31 December 1975, as modified on 6 January 1986, and on its application texts.

At the same the lessee shall inform the lessor of the name of the architect, of the name or business name of the contractors as well as of their subcontractors. It shall have to see to the execution, at its own expense and by an approved inspection office, of the technical inspection, both during and at the end of the work, and communicate the reports concerning the said inspections to the lessor, as soon as they are received.

ARTICLE 6 – PAYMENT OF THE AMOUNT OF THE WORK

Every month the lessee is to submit to the lessor, paired, on one hand, with its seal and signature under the indication “Payable” and supported, on the other hand, by the architect’s signature, the statements, contractor invoices, and statements of fees, established in the lessor’s name, pursuant to the instructions to be given by it.

After collating, the lessor shall make cash payment of the statements, invoices and statements of fees that will have been presented to it under the conditions laid down above.

The agreements concluded by the lessee with the contractors shall have to provide that the guarantee withholding shall be replaced, pursuant to the provisions of Article 2 of Law No. 71-584 of 16 July 1971, by a joint guarantee issued by the contractor’s banker, established in accordance with

- Page No. 11 -

the model to be delivered to the lessee. The guarantees established to the benefit of the lessor shall nevertheless, by agreement with the lessee, be managed by the latter, which shall see to delivery thereof, shall pronounce any reserves and shall grant any withdrawals.

ARTICLE 7 – END OF WORK

The date set forth completion of the work is indicated in the Special Conditions.

In case, because of unexpected delays, the work is not completed on the indicated date, the lessor shall be entitled to grant a period for completion the duration of which is set in the Special Conditions. The conditions regarding interest to be paid in connection with the pre-rentals during the said period are also specified therein.

The acceptance reports shall be signed by the lessee, which undertakes to send them to the lessor.

The declaration of completion shall be signed by the lessee as delegated project owner and shall be forwarded to the administration within the permissible period. It shall have to prove this to the lessor.

ARTICLE 8 – COMPLIANCE CERTIFICATE AND FILE CONCERNING LATER WORK ON THE STRUCTURE

The lessee shall provide the lessor with the compliance certificate within one month following the time of its issue.

If the said compliance certificate is not obtained within a period of two years starting with the time of delivery of the constructions, the lessor shall be entitled, if it so wishes, to apply the cancellation clause stipulated in section L of the General Conditions.

In this case, the rentals that have been paid or are still due representing the counterpart to availability of the premises as well as the pre-rentals that have been paid or are still due shall be the lessor’s property.

The lessee undertakes to do the following:

•	to carry out at its own expense, without any recourse against the lessor, any work and transformations that might be required by the administrative authority in case of construction not conforming to the building permit and/or the city planning rules and regulations in effect, or which might be required by the administration with a view to issue of the compliance certificate:

•	to explicitly warrant the lessor for reimbursement for any amounts or penalties that the latter might owe because of construction of the property complex that is the object of the present leasing arrangement and not conforming to the building permit;

•	to see personally to the said situation and to warrant the lessor against any trouble or prejudice in this connection.

For application of Article R238-8 of the Labour Code, the lessee declares that the real property that is the object of these presents will be put up within the framework of a construction operation within the field of application of Law No. 93-1418 of 31 December 1993.

- Page No. 12 -

Hence the lessee undertakes to see to establishment of the file concerning later work on the structure mentioned in Article L 235-15 of the Labour Code.

It undertakes to provide the lessor with a copy of the file concerning later work on the structure within five months following completion of the constructions.

TITLE I

GENERAL RENTAL CONDITIONS

A – OBJECT AND DESIGNATION

The lessor leases and rents, pursuant to Articles L 313-7 et seq. of the Monetary and Financial Code and to the subsequent texts, and particularly Article 57 of the Law of 4 February 1995 relative to property leasing, to the lessee, a fact accepted in its behalf by its representative, the real property designated in detail below as it will exist after completion of the constructions, namely:

Designation

SAINT NAZAIRE

At the corner of rues Thomas Edison and Alfred Kastler

1 – A parcel of land for development, registered:

SECTION	NO.	LOCATION OR STREET	CONTENTS
			HECTARES	ARES	CENTIARES
HO	926	INDUSTRIAL ZONE OF BRAIS	00	16	96
HO	927	INDUSTRIAL ZONE OF BRAIS	03	90	36
TOTAL			04	90	36

Which parcel shall benefit from a SHON [Pre-Development Net Area] of 20,000 m2, as shown by the map drawn up by the Cabinet COUDELO – CAUDAL, Expert Surveyors in SAINT NAZAIRE on May 21, 2003.

2 – And the constructions to be put up and which, after completion, shall include the following:

B – USE OF THE PREMISES

For the entire duration of the leasing contract, the lessee shall be entitled to assign the rented properties only for the use indicated in Title III of the present contract, and it undertakes to comply with this requirement.

The said use may not be the object of any change without the lessor’s written and explicit approval. The lessor may not be held liable in any case if the lessee violates the said use rule. The consequences of such a violation shall be for the lessee’s account alone.

C – DURATION

The present lease is granted and accepted for a number of entire and consecutive years. The effective date and the number of years are laid down in Title III.

- Page No. 13 -

D – CHARGES AND CONDITIONS

The present lease is also granted and accepted subject to the following general charges and conditions, which the lessor undertakes to execute and perform, namely:

1°)	The lessee shall take the rented premises as is on the day of taking possession, without being entitled to require the lessor to make any improvements or any repairs at any time and of any kind whatsoever.

2°)	If the lessor so wishes, an inventory shall be drawn up at the lessee’s expense in the parties’ presence within one month following the taking of possession.

The lessee agrees not to file any action against the lessor in connection with cases of poor workmanship, defects or faults, whether apparent or hidden, even if they prevent use of the rented premises, and it shall not be entitled to claim any reduction of rental or any indemnities.

Hence the lessee undertakes to inform the lessor, within one month after determination of their existence, about any faults or shortcomings that it might detect in the construction.

The lessee may, moreover, pursue any recourse within the framework of the construction against the companies, particularly through the insurer, within the framework of the Structural Damages insurance.

Furthermore the lessee shall not be entitled to file any action against the lessor in case of damage due to fire or explosion, water damage, or any circumstance damaging the rented properties, in case of total or partial halt to its activity caused by material or immaterial damage, whatever the reason for such damage may be.

No indemnity may be demanded from the lessor due to loss of possession, operating losses or direct or indirect prejudice of any nature whatsoever.

3°)	During the life of the lease, the lessee shall carry out, at its own expense, all work relating to maintenance, reconditioning and replacement of any kind, including the enclosures, closings, iron and other curtains, parquet flooring, tiling, locksmith work, plumbing, joinery, sanitary devices, etc., the present list taken only as indicative and not exhaustive, but also the major repairs as defined under Article 606 of the Civil Code, so that the whole is always in good condition, clear of any deterioration or impairment of any kind, with the exception of normal wear and tear on the building.

The lessee shall allow the lessor to see to performance at the lessee’s account, on the rented premises, of any repair work that might prove necessary pursuant to administrative or judicial orders, because of its shortcoming, all this without being entitled to claim any indemnity or reduction of the rental, the lessee explicitly waiving the benefit of the provisions of Article 1724, Paragraph two, of the Civil Code.

4°)	The lessee shall not be entitled to make any substantial change as regards layout, any opening in the walls or any modification requiring the issuing of an administrative authorization on the rented premises without the lessor’s explicit consent. In any event, any work that the lessee has performed shall be performed on its sole responsibility and at its sole expense and risk. In case the work affects the framework, it shall be subject to supervision by the lessor’s architect, whose fees (“vacations”) shall be paid by the lessee. The said architect shall be responsible in particular for determining whether the work performed harms the appearance and the solidity of the real property and reduces its value.

- Page No. 14 -

The lessee also undertakes not to place loads on the floors beyond the acceptable limits, as set after a verification by a specialised office or entity, whose expenses and fees shall be for the lessee’s account.

5°)	The lessee shall leave all installations, increases and embellishments, with the exception of the equipment or material intended for operations, in good condition and without any indemnity, at the time of its departure, for any reason whatsoever, and particularly due to the expiration of the lease or to early cancellation, unless the lessor demands reconditioning of all or part of the premises to restore them to their condition on the effective date of the present lease, in view of the modifications explicitly authorised by the lessor.

In addition, the lessor reserves its choice between physical execution of the necessary work or an indemnity representing the costs thereof, which indemnity shall constitute a secured claim, in the same way as the rental. The reestablishment work, if it is to take place, shall be carried out under the supervision of the lessor’s architect, at the lessee’s expense.

All work performed during the lease, in any connection whatsoever, shall have to be the object of insurance covering the liability resulting therefrom.

6°)	The lessee shall have to allow the lessor or any persons it might delegate, after receiving notice thereof, and subject to a notice period of three weeks, to enjoy unrestricted access to the rented premises, whenever the lessor so wishes, in order to judge their condition.

However, with regard to the activity performed by the LYDALL Company, the person who wishes to visit the premises will have to sign a confidentiality agreement prior thereto.

7°)	N/A

8°)	In view of the particular nature of the present contract, the lessee shall bear all obligations relative to rental of the real properties generally incumbent on the lessor, as well as the personal contributions on movables, professional taxes, or of the ones that might be substituted for them, the levies of all kinds, including the annual tax on offices, household waste, sewerage, sweeping, or all of the ones that might replace them or be added thereto, so that the lessor is never disturbed or the object of proceedings in this connection.

It shall pay, informing the lessor, or shall reimburse it at first request for all taxes, particularly property taxes, contributions and any charge to which the rented premises or the rental itself might be subject, so that in any event, the rental set below is received net of all real charges of any nature whatsoever, to the sole exclusion of the taxes that might encumber the income from the rental, which are and shall remain for the lessor’s account. The reimbursement or payment of the said charges by the lessee shall have to be done in the form of an additional rental.

The lessee alone shall bear and shall also be responsible for the consequences of any errors, insufficiencies or omissions in declarations that might be attributable to it and which might be harmful to the lessor.

9°)	The lessee, the final debtor in connection with taxes, levies and charges encumbering the rented premises or the rental, shall have the option of disputing the amount or the principle of any tax that it might have to bear, directly or indirectly, but it shall be entitled to file such protests only with the interested administrations or local governmental units at its own expense and risk, in the name of the lessor, which hereby delegates all useful powers to that end to it, insofar as need be, powers which may be drawn up in favour of the lessee at the express request of the latter. Any complaints or protests that might be formulated by the lessee vis-à-vis the lessor shall be considered as inoperative, the lessor not intending to be

- Page No. 15 -

responsible, itself, for possible protests to administrations or other entities. However, no such protest may have the effect of delaying the date of payability of the said charges.

Any reimbursements for taxes or levies as well as any reductions that might be obtained shall be to the lessee’s benefit alone.

It is explicitly agreed between the parties that any tax adjustments, whatever the nature or the cause thereof may be, relative to the real property that is the object of the present leasing contract, to acquisition of the said real property or to the leasing contract itself shall be borne in terms of principal, interest, expenses and incidentals by the lessee, without any recourse against the lessor, except in the event of negligence or fault attributable to the latter.

10°)	N/A

11°)	The lessee undertakes to comply with any orders, particularly municipal orders, present and future, with respect to everything concerning storage of any fuels (quantity and storage procedures), of any inflammable and toxic products, and in general to comply with any rules and regulations relative to pollution and to the environment.

Similarly, it shall be up to the lessee alone to take the necessary steps to destroy, at its own expense, any rodents, insects or other parasites as soon as they appear.

In this connection, the lessee shall have to conform to law number 99-471 of 8 June 1999, which lays down the conditions under which prevention and the struggle against termites and other wood-boring insects are organised, with a view to protecting buildings.

Within the framework of the provisions of the said Law of 8 June 1999 and of its Application Decree Number 2000-613 of 3 July 2000, the lessee, as soon as it becomes aware of the presence of termites or of other wood-boring insects in the constructed or vacant real property that it has leased, shall have to make a report thereof to the city hall, with due observance of the provisions resulting from the decree mentioned above. It shall also have to inform the lessor about the steps taken.

If the real property that is the object of these presents is located within the perimeter of a contaminated zone, delimited by the competent authority, it is specially agreed between the parties that the lessee shall have to make a search, within six months of creation of the said zone, to determine the existence or non-existence of termites as well as carrying out the necessary preventive or eradication work, and shall have to prove this to the lessor by delivery of an analysis with respect to the search, issued by an approved entity, or an attestation issued by the approved company that has performed, if the case arises, the work necessary on a preventive basis or for eradication, with due observance of Article R. 133-2 of the Construction and Habitation Code, under penalty of application of the sanctions provided for in Article R.133-2 of the Construction and Habitation Code.

In any event and as building custodian, the lessee undertakes to respect all of the present or future provisions concerning the rules and regulations relative to the struggle against the propagation of termites and other wood-boring insects.

12°)	The lessee undertakes not to do anything that could detract from the tranquillity or peaceful enjoyment of the other occupants or of the neighbours of the building, and it shall not use, even in part, the rented premises for an activity that could harm morality or the proper performance of the property complex.

- Page No. 16 -

13°)	The lessee shall see personally and without recourse against the lessor to the easements of all kinds that encumber or come to encumber the said land parcels and constructions, subject to challenging them and to benefiting from the positive easements, if any.

In case the property complex is constructed on a land parcel located in a regulated zone, the lessee undertakes to respect all rules and regulations, of any nature, including the ones incumbent on the owner, that may result from the specifications and other documents regulating the said zone.

14°)	Insofar as it has opted or is required to keep accounting of a commercial type, the lessee undertakes, for the entire duration of the leasing, to provide the lessor at first request with a certified copy of its balance sheets and income statements.

15°)	The lessee undertakes to respect all present or future rules and regulations relative to occupancy, use and improvement of the property complex and to the activity carried on by it. More particularly, with respect to the safety rules, it explicitly agrees not to use the premises as long as it is not in a position to prove to the lessor the execution of the required formalities, as well as the authorisation, if necessary, provided for protection against the risks of fire and of panic in establishments welcoming the public.

The lessee may not, for any reason whatsoever, call on the difficulties that it might experience in connection with performance of its obligations and in observing the above provisions in order to avoid the charges, particularly the financial ones, under the present contract, or to demand an indemnity from the lessor or a reduction of the obligations incumbent on it.

16°)	N/A

E – INSURANCE

In the parties’ joint intention, the real properties leased must be maintained, for the entire duration of the lease, in their total integrity. To that end, the insurance contracts taken out or to be taken out shall have to guarantee their possible reconstitution in toto and the harmful consequences of a loss vis-à-vis any other party whatsoever, including third parties.

In case of insufficiency of the contracts, the pecuniary consequences of a loss shall be incumbent, after settlement by the insurance companies, on the lessee, which undertakes to see to them.

The lessee shall see to coverage, both in its own behalf and on behalf of the lessor, with companies well-known to be solvent, of the pecuniary consequences of the legal liability that might be incurred by one or the other in any connection and for any reason whatsoever.

1°) Taking out Policies Concerning the Container

a)	The lessee shall take out with its own insurer, both in its own behalf and on behalf of the lessor, an insurance contract aimed at covering the real properties and all improvements and installations of a fixed nature made available to the lessee.

The said contract shall cover the following risks:

•	fire, lightning, any explosions, in terms of new value,

•	loss of leasing rentals (18 months) or pre-rentals and/or loss of possession,

•	electrical damage,

•	experts’ fees,

•	storms, hurricanes, cyclones, cloud bursts, tornados, hail on the roofs,

- Page No. 17 -

•	strikes, riots, popular movements,

•	impact of a land vehicle,

•	fall of airships and space devices,

•	fumes,

•	water damage,

•	civil liability of the building owner,

•	recourse by neighbours and third parties,

•	glass breakage,

and shall include a clause concerning waiver of recourse against the lessor.

b)	If the lessee considers the above-mentioned coverage insufficient, it may take out any insurance that might appear necessary to it in order to supplement or round out the coverage imposed by the lessor. The lessee shall not be entitled to call on insufficient coverage of the risks resulting from an exclusion or from non-coverage in order to avoid performance of the obligations incumbent on it, under the leasing contract.

The lessee hereby authorises the lessor, for the entire duration of the leasing, to make any verifications at any time of the risks required for development and the follow-up on the said insurance, subject to a notice period of three weeks.

2°)	Conclusion of the Policies Relating to the Content

a)	Furthermore the lessee shall have to insure, on joint account if appropriate, the improvements and installations that can be treated as objects or movables becoming features by destination or use, the furniture and the movables, the merchandise, the equipment, and generally all of the goods belonging to it or installed at its expense, as well as the liability resulting both from possession of the said goods and from its status as occupant and operator or as constructor.

The said contract shall have to cover the following risks in particular:

•	fire, including arson, lightning, explosion, in terms of replacement value or new value, depending on the case (movables or immovables),

•	fall of airships and of space devices,

•	storms, hurricanes, cyclones,

•	strikes, riots and popular movements,

•	water damage,

•	theft,

•	civil liability,

•	recourse by neighbours and by third parties,

and shall include a clause concerning waiver of recourse against the lessor.

b)	An insurance policy covering the operating losses will also have to be taken out by the lessee of the premises, which waives the right to file any recourse in this connection against the lessor, in case of total or partial halt to its activity caused by material or immaterial damage, whatever the cause thereof may be. The lessee hereby agrees that the insurance company may delegate, to the lessor, the leasing rentals included in the insured overhead.

3°)	Various Provisions

a)	The annual premiums shall be paid by the lessee, which undertakes to do so, and which shall have to prove this at the lessor’s first request, this even though the said policies are necessarily taken out both in its behalf and on behalf of the lessor, which hereby grants a mandate to the lessee for this purpose, in the terms of Article 1984 of the Civil Code, a fact accepted by the lessee.

- Page No. 18 -

The present provisions shall entail an obligation incumbent on the lessee:

•	to have the policies clearly show the status acknowledged by it as held by the lessor as the direct and full beneficiary of the indemnities relative to the property container;

•	to take all necessary steps with the said companies in the interest of immediate and direct information for the lessor, concerning any total or partial non-payment of the premiums, within one month following their due date and before their effective date, about any suspension, cancellation or reduction of the coverage in question, this whatsoever the clauses thereof may be, except in case of an advance and written approval by the lessor. These provisions constitute an essential and decisive condition without which the present contract would not have been concluded. Hence the lessor shall be entitled, if it so wishes, to apply the cancellation clause at the request of the lessor stipulated below in case of a serious shortcoming that could affect the scope or the validity of the policies;

•	therefore to send to the lessor, at its first request, an attestation emanating from the said companies detailing the risks and types of liability covered as well as the corresponding amounts.

b)	Proof shall have to be supplied of all insurance policies taken out by all interested parties before acquisition of the real property by the lessor and the effect of which would be to the benefit of the successive purchasers. This shall necessarily apply, in particular, to policies concerning construction provided for under the legislation in force.

c)	In addition to the lessee shall see personally to all damage caused to the improvements that it makes on the premises leased, as well as the damage caused to the movables, equipment, merchandise and any objects that it might hold in any connection whatsoever.

d)	The lessee shall have to be able to prove, at the lessor’s first request, the existence of a “fire prevention and control” subscription vis-à-vis an entity approved by the plenary assembly of fire insurance companies, the assignments of which shall cover as a minimum the obligations arising under any legal or regulatory provisions, present or future relating to the nature and purpose of the buildings.

e)	With respect to the work performed during the life of the leasing arrangement, the lessee shall have to insure the work or additional structures in question both under the legal provisions and in accordance with the terms of the present contract, both during execution and after completion (structural damage insurance, fire insurance, civil liability insurance, etc.).

f)	In case the premises to be insured are included within a condominium, one is to take account of the insurance against fire and other risks taken out by the syndic (manager) under the conditions laid down in the condominium rules and regulations.

The additional insurance to be taken out by the lessee shall, on one hand, have to cover the work, improvements and installations executed by it and to which therefore collective coverage taken out by the syndic cannot be extended and, on the other hand, shall have to supplement the said collective coverage in such a way that all of the risks and types of liability are insured in terms of nature and amounts as requested in sections 1°) and 2°) above.

- Page No. 19 -

4°) Accident

a)	The lessee shall have to report to the insurer, in the forms laid down in the insurance contract, any accident (loss) whatever the extent thereof may be, even if no apparent damage results therefrom. A certified copy shall be sent on the same day to the lessor by registered mail.

b)	In case, following a fire, an explosion whatever the origin thereof may be, or any accident whatsoever, the leased premises are destroyed in part or in toto, or are made unusable, the present convention, as a departure from the provisions of Article 1722 of the Civil Code, shall not be cancelled and shall continue to produce all of its effects.

Hence the lessor undertakes to grant a mandate to the lessee so that it can proceed with reconstruction of all of the affected properties, the lessor reserving the right to have an inspection made at any time of execution of the work by its architect.

The insurance indemnities shall be paid to the lessor, which shall assign the same to payment of the reconditioning work, the lessor being bound in this connection only to the extent of the indemnities excluding taxes received.

All amounts paid by the lessor in connection with VAT shall give rise to its benefit to interest paid by the lessee on terms to be determined between the parties, this until the lessor is credited by the Administration.

In case of insufficiency for any reason whatsoever, the lessee shall be required to contribute, from its own funds, any additional expenditure.

The lessee shall have to carry out the said reconstruction in terms of equivalent developed surface area, on behalf of the lessor, with due observance of the city planning rules and regulations in effect, using materials of the same quality.

The reconstruction shall have to begin within six months following the accident, and shall imperatively have to end within twenty-four months following the date of the accident, except in case of an impossibility duly certified by both parties.

c)	By agreement with the lessee, the lessor shall determine the procedures according to which it shall pay the amount of their statements directly to the architects and the contractors, with the help of the funds received from the Insurance Companies.

d)	Before the beginning of work, the lessee shall have to provide the lessor with proof of its capacity to finance the amounts not covered by the Insurance Companies, saving agreement to the contrary between the undersigned parties.

e)	In the absence of rounding up the insurance indemnity or providing the guarantee mentioned above, this before the beginning of the work, the lease shall be cancelled by right if the lessor so wishes. The said cancellation shall entail the loss of the benefit of the promise to sell as well as payment by the lessee of an indemnity the amount of which is laid down in Title III - “Special Conditions”, to which six months’ rental is to be added.

However, in order to protect itself against the consequences of cancellation of the lease, as just mentioned, the lessee shall be entitled, if it so wishes, to call on the clause concerning early option exercise (Title II – P); this whatever the date of the accident may be, as long as it informs the lessor of this fact by registered letter with receipt

- Page No. 20 -

The acquisition shall take place within a period of three months, the lessee having to pay to the lessor the acquisition price defined in Title II - “Special Conditions” for the end of the current year.

In one as well as the other of these two cases, the insurance indemnity received by the lessor shall be applied, after deduction of the amounts that might be due to the Taxation Authorities in connection with receipt of the indemnity, to the appropriate extent, to all of the amounts due from the lessee.

If cancellation occurs as defined in the first paragraph of the present Article, the surplus shall remain the lessor’s property. If there is application of the acquisition clause, the surplus shall be due to the lessee.

f)	The lessee shall continue to make regular payment, notwithstanding the accident and during the time of reconstruction of the premises that were totally or partly destroyed, of the amount of its rental, in terms of principal and incidentals, if any.

Any indemnity paid to the lessor in connection with the “loss of rentals” insurance and/or loss of possession shall be applied to the rental due.

g)	In case, for any reason whatsoever, the lessee finds it impossible to reconstruct due to circumstances beyond its control, and even in case such reconstruction is possible only in part, the lessee shall be entitled to do the following, at its choice:

•	either request cancellation of the lease, in which case it shall have to pay, to the lessor, the indemnity provided for in Title III, “Special Conditions”, increased by six months of rent.

In this case, the insurance indemnity received by the lessor shall be applied, after deduction of the amounts that might be due to the Taxation Authorities, to the appropriate extent, to the amounts due from the lessee. If the said indemnity, as just indicated, is more than the said amounts, the surplus shall remain the lessor’s property.

The cancellation requested in this way shall entail by right a loss of the benefit of the promise to sell;

•	Or acquire the rented properties within the framework of the promise to sell, by means of full payment of the price provided for in Title III “Special Conditions”.

In this case, the insurance indemnities received by the lessor shall be applied, after deduction of the amounts that might be due to the Taxation Authorities, to the appropriate extent, to the amounts due from the lessee. If the said indemnities, as just indicated, are more than the said amounts, the surplus shall remain the lessee’s property.

h)	The amount of the indemnities that may be due from the Insurance Companies because of the partial or total loss occurring on the rented premises shall be agreed on by the lessor in the presence of the lessee.

The offers made by the Insurance Companies may be accepted by the lessor only with the lessee’s approval, but the lessee may not delay its response beyond a maximum period of one month starting with the time of notice served on it by the lessor of its intention of accepting the offers made. The said notification shall be served by registered mail with receipt.

- Page No. 21 -

If the lessee disagrees on the amount of the indemnities offered by the Insurance Companies, the lessor authorises the lessee to dispute, at its own risks and in the lessor’s name, the amount of the said indemnities, commission any expert opinions, and file any actions that it may wish to file, subject to calling on the lessor to intervene in the discussion and in the proceedings.

During the time of the dispute, the lessee shall continue to pay the amount of the rentals payable during the period in question. In addition, it shall bear and directly pay the expenses, rights and any fees whatsoever that might be due.

If the lessee’s protest has the result of delaying the beginning of the reconstruction work, the periods defined above in article E, 4°), b°) shall not begin until the day on which the Insurance Companies approve the beginning of the work.

In case the protest by the lessee against the offer that the lessor was prepared to accept leads, for any reason whatsoever, to setting an indemnity less than the one accepted by the lessor, the lessee undertakes to pay, from its own funds, the difference to the lessor between the definitive indemnity and the offer accepted by the lessor.

F – TRANSFER

1°) The Lessee

The lessee shall not be entitled to transfer its right to the present leasing in toto or in part, except to the purchaser of its business, without the lessor’s explicit and written consent under penalty of nullity of the transfer granted against the present clause, and even of cancellation of the present leasing arrangement, if the lessor so wishes.

However, in the event of transfer to any company that is part of the group to which the lessee belongs, this transfer would be free, on condition, however:

•	that the Lessor is informed beforehand of the proposed transfer

•	that it is proven to the Lessor that Lydall Inc. or any other company owned by Lydall Inc. owns at least 50% of the share capital of the transferee

•	that Lydall Inc. has confirmed to the lessor its guarantee commitment or bank guarantee under the terms of this transfer

The transfer of the present leasing arrangement, if it occurs, shall necessarily and by right entail transfer to the benefit of the promise to sell granted below.

Furthermore the assignor lessee shall be jointly liable together with its assignee for all obligations laid upon it under these presents, and in particular for payment of the rentals at due date and for entire performance of all of the provisions of the present leasing arrangement.

Hence all successive tenants, even the ones that have transferred their right to the leasing and no longer occupy the rented premises, shall be jointly liable among themselves to the lessor for payment of the rentals and of the charges and for performance of all of the clauses and conditions of the leasing, so that the lessor may act against all of the successive tenants or against any one whatsoever among them, jointly liable for the whole, without their being entitled to call on beneficium excussionis or beneficium divisionis.

However, if this same transfer has been the subject of in-depth study by the Lessor, particularly with regard to the solvency of the assignee and the latter has provided all elements and guarantees requested by the Lessor, the joint liability cited above shall be eliminated with regard to the assignor.

- Page No. 22 -

The foregoing stipulations apply to all cases of transfer in any form whatsoever as well as to conveyance of the lease right to any company of any form whatsoever, whether the said conveyance is to a new company or to an already existing one.

Transfer or conveyance to a company shall have to be carried out in the presence of the lessor, or the latter having been duly called by means of a simple registered letter with receipt addressed to its registered office at least eight days in advance.

The transfer or the conveyance shall be recorded in a notarised document an enforceable copy of which shall be delivered at no cost to the lessor.

2°) By the Lessor

Pursuant to the provisions of Article L 313-7 et seq. of the Monetary and Financial Code and of the subsequent texts, the lessor undertakes, in case of sale or of transfer of the properties that are the object of the present lease during the duration thereof, to require its purchaser, assignee or entitled party to perform all of the clauses and conditions of the present leasing conventions.

In case of a transfer of receivables arising under the present contract to a common receivables fund pursuant to the legal and regulatory provisions in effect, the transfer of the sureties that may guarantee each receivable, including the benefit of the insurance policies, if any, shall be realised by right to the benefit of the said fund, pursuant to the provisions of Article 34, Paragraph 7, of the Law No. 88-201 of 23 December 1988 as modified.

Moreover the burden of collection of the receivables transferred in this way may be transferred in accordance with the provisions laid down in Article 36, Paragraph 2, of the above-mentioned law. In such a case, the lessee shall be informed by simple letter.

G – SUBLET

The lessee has the option of subletting all or part of the premises that are the object of the present contract, subject to the following reserves, from which there may be no departure under penalty of cancellation:

1)	Any total or partial sublet of the premises may be granted by the lessee only with the lessor’s advance and written approval.

2)	In case of authorisation of a sublet, the lessee shall be required to respect the following conditions:

•	the sublet or sublets granted must not in any case expire after the leasing contract,

•	all work relating to improvement or reconditioning resulting from the sublet shall remain for the lessee’s account alone, and the same shall apply to the indemnities of any kind that might be demanded by the subtenants in any connection whatsoever,

•	cancellation of the leasing contract, whatever the reason may be, shall entail by right cancellation of the sublets granted,

•	in case of a failure to pay the amounts due under the leasing contract, the lessee hereby authorises the lessor to directly collect any amount due from its subtenants.

- Page No. 23 -

3)	The following provision shall have to be reproduced in full in any sublet contract granted by the lessee:

“The right to possession of the rented premises results for the lessor from a leasing contract granted to it by the “credit bailleur” lessor, which will expire on                     , with which the subtenant acknowledges having familiarised itself and the terms of which it undertakes to respect.

“Prior to the present sublet, the subtenant explicitly acknowledges having been informed that the sublet granted to it depends on the existence of the leasing contract which is held by the lessor.

“This means that the sublet shall irrevocably expire at the time of expiration of the leasing contract in the absence of exercise of a sale option by the lessor, or at the time of its cancellation for any reason whatsoever.

“In case of expiration of the leasing contract without the lessor’s having taken up the sale option, or of early cancellation of the leasing contract for any reason whatsoever, the subtenant shall be required to immediately vacate the rented premises without being able to call on any right based on the present contract against the leasing company that has remained the owner.

“The lessor and the subtenant pledge, to the benefit of the “credit bailleur” lessor, the receivable consisting of sublets resulting from the present contract.

“At the first request of the “credit bailleur” lessor, the subtenant shall be required to pay to it any amount that it might owe to the lessor.”

H – PLEDGE

The lessee may only pledge the business conducted in the building that is the subject of the present contract after having informed the lessor thereof by registered letter with acknowledgement of receipt.

In the event where a pledge would have been granted in breach of this clause, as well as in the event where a registration is taken out by a third party and recognised as valid by a judicial decision pronounced that has the effect of res judicata and would not have been released by the execution of the decision, the lessor may terminate the contract if it feels fit. The conditions for this termination shall then be those stipulated below in Article L - “Termination at the Request of the Lessor”.

I – RENTAL

The present leasing contract is granted and accepted in exchange for payment, at the times and in accordance with the procedures indicated below, of a rental excluding taxes the amount of which before indexation and the payment conditions of which are specified in Title III.

The said rental shall be increased by value added tax (VAT) or by any rights or taxes that might be placed or supplement the said tax in the future.

All amounts due from the lessee to the lessor in connection with the rentals, charges and taxes of any nature whatsoever shall be paid by withdrawal notice.

The successive payments shall have to be made on the anniversaries, as set below in the Special Conditions, of the date of payability of the first payment.

In case of non-payment at due date by the lessee of a rental instalment or of non-payment of the charges or of any other amounts due under the present contract, within two weeks following

- Page No. 24 -

dispatch of the invoice or of the supporting documentation concerning the expenditure, interest shall be charged on the due amounts, as a penalty clause and without any need for advance warning, calculated at the rate set in the Special Conditions, starting on the day of payability, this independently of exercise of the cancellation clause at the request of the lessor provided for below in article L.

J – INDEXATION

Not applicable

K – CANCELLATION AT THE LESSEE’S REQUEST

1°)	The lessee shall not be entitled to request cancellation of the present contract until the date set in Title III, and on condition of informing the lessor at least three months in advance by registered mail with receipt.

However, whatever the date of an accident or of expropriation may be, the lessee shall be entitled to call on the present cancellation clause as long as it informs the lessor by registered mail with receipt.

The said cancellation may not take effect until an expiration date corresponding to a rental instalment.

2°)	It shall be required to pay an amount determined in Title III, “Special Conditions”, eight days before the date of cancellation chosen by it, as an agreed all-in indemnity.

3°)	The cancellation indemnity, connected with the special nature of the leasing arrangement, shall be due from the lessee if it is in judicial reorganisation and if the judicial receiver does not continue execution of the contract.

4°)	It is explicitly stipulated that the cancellation of the contract remains conditional on perfect performance of each and every one of the clauses, charges and conditions set forth in Title I of the present contract.

5°)	In all cases of a request for judicial cancellation of the present contract emanating from the lessee, the lessor is hereby dispensed from publishing any procedural documents at the Mortgage Office in application of the Decree of 4 January 1955.

6°)	Cancellation of the lease shall entail by right the loss of the benefit of the promise to sell.

7°)	In case of reorganisation or of judicial liquidation, the lessee shall vacate the premises as of the effective date of the cancellation. If that date is not respected, a monthly and indivisible precarious occupancy indemnity shall be paid to the lessor equal to three times the monthly rental calculated on the basis of the rental in effect. The said indemnity is not to be confused with the one provided for in article K, 2°) above

L – CANCELLATION AT THE LESSOR’S REQUEST

In the absence of payment on due date of a single instalment of pre-rental, rental or of execution of any one whatsoever of the essential clauses of the present contract, and fifteen days after an order to pay or a warning, sent by means of an extrajudicial document, has produced no effect and expressing the lessor’s desire to call on the present clause, the lease shall be cancelled immediately without any need for carrying out any judicial formalities and notwithstanding any later offers or deposits.

- Page No. 25 -

During the pre-financing period, the said cancellation shall entail an obligation incumbent on the lessee or on any person that it might have substituted for itself with the lessor’s agreement to pay the following all at once, at the latest at the time of expiration of the said month, to the lessor:

1°) the totality of the financing disbursed on the day of cancellation and all invoices still due for work performed;

2°) all indemnities that might be due for cancellation of the current contracts (particularly with the architects, contractors or suppliers);

3°) a cancellation indemnity set arbitrarily at 10% of the ceiling of the financing excluding taxes.

In any event, the pre-rentals or rentals paid or due to the lessor shall remain its property.

During the lease, cancellation of the present contract shall entail by right the loss of the benefit of the promise to sell and payment as damages and interest, agreed on all-in basis, of an amount equal to the amount provided for in Title III, “Special Conditions”, increased by six months of rental.

The lessee and/or any occupant holding from it shall have to vacate the premises as of the effective date of cancellation of the contract. If it refuses to do so, it may be forced to do so by means of a simple ordinance in summary proceedings. In this case, the lessee and/or the occupant holding from it shall have to pay an occupancy indemnity calculated in accordance with the provisions of Article K 7°), until actual release of the premises.

In case of initiation of judicial reorganisation proceedings against the lessee, the lessor shall send a warning to the Judicial Receiver calling on it to state whether or not it is continuing the contract.

In the absence of a response within a period of one month starting with the time of receipt of the letter, the Receiver shall be presumed to have waived the benefit of the contract pursuant to law and the cancellation shall occur by right with all of the consequences provided for above.

For all cases of a request for judicial cancellation of the present contract emanating from the lessor, the latter is hereby dispensed from publishing any procedural documents at the Mortgage Office in application of the Decree of 4 January 1955.

The foregoing conditions constitute an essential and decisive condition of the present lease with which it would not have been granted.

M – VAT OPTION

The Special Conditions specify whether the lessor opts for value added tax to be applied to the income from the present rental.

If there is no option for VAT, the rentals and rental supplements shall be subject to the contribution on rental income for buildings completed more than fifteen years ago.

In case of an option for VAT, the lessee shall continue to pay to the lessor, in addition to the rentals, interest calculated in accordance with the procedures specified in Title III—“Special Conditions”.

- Page No. 26 -

N – EXPROPRIATION AND REQUISITION

Until the date of execution of the ordinance calling for transfer of ownership of the property complex to the expropriating entity, the scheduled rentals shall continue to be payable, whatever the terms for occupancy by the lessee of the expropriated premises may be.

It is agreed that discussions with the expropriating Administration for determination of the expropriation indemnities shall be carried out jointly by the lessee and the lessor.

1°) Total Expropriation

The lease shall be cancelled by right as of the date of execution of the ordinance mentioned above, without any indemnity incumbent on the lessor and to the benefit of the lessee.

The lessee in such a case shall have to pay an indemnity to the lessor equal to the amount provided for in Title II, “Special Conditions”. The amounts paid to the lessor in connection with the expropriation shall be applied, after deduction of the taxes that might be due from the lessor in connection with receipt of the expropriation indemnity, to the appropriate extent to the amount of the cancellation indemnity, the remainder, if any, being paid by the lessor to the lessee.

2°) Partial Expropriation

If the building is expropriated only in part, the lease shall continue with respect to the non-expropriated part. There may then be agreement between the parties on a reduction of the amount of the rental, a reduction that is to take account, inter alia, of the possibilities for continuation of use by the lessee, and of the amount of the indemnities received on either side.

If the non-expropriated portion of the building is insufficient to allow use of the real properties leased, the lessee shall have the option of requesting the following from the lessor, as long as it informs it three months in advance by registered mail with receipt:

•	either cancellation of the present contract under the conditions laid down above in Article K – Cancellation at the Lessee’s Request, without any condition as to period.

In that case, the expropriation indemnity received by the lessor shall be applied, after deduction of the amounts that might be due to the Taxation Authorities, to the appropriate extent to the amounts due from the lessee.

If the said indemnity, as has just been said, is greater than the said amounts, the surplus shall remain the lessor’s property.

If the expropriation indemnity is less than the cancellation indemnity due from the lessee, the latter undertakes to pay the difference to the lessor from its own funds.

•	or repurchase of the remaining part of the building in exchange for full payment of the price provided for in Title III, “Special Conditions”, under the same conditions as the ones laid down above in Article N—1°) relative to total expropriation.

3°) Requisition of the Building

The lease shall continue to produce its full and entire effect, the rental continuing to be payable without any reduction. The requisition indemnity or indemnity for temporary or partial occupancy that is to be paid shall be due in toto to the lessee, but shall be delegated by it to the lessor, as soon as it is notified by the requisitioning authority, to be charged to the rentals to be paid.

- Page No. 27 -

TITLE II

UNILATERAL PROMISE TO SELL

O – PROMISE TO SELL

The lessor promises to the lessee to sell it the building that is the object of these presents at the end of the lease, on the usual and legal conditions, and in particular subject to the purchaser’s taking the properties sold as is on the day of the sale.

The purchaser shall have to reimburse the seller for the entire property tax relative to the year during which the sale occurs. If the notice has not yet been received, the purchaser shall have to pay an amount to the seller determined on the basis of the tax for the previous year. If the case arises, all amounts due for charges and work performed or not performed in connection with the condominium shall have to be repaid to the seller by the purchaser.

The said sale shall take place at the lessee’s risk without guarantee by the lessor for any reason whatsoever, and particularly in connection with hidden shortcomings or defects, as an explicit departure from the provisions of Article 1641 of the Civil Code.

It is explicitly stipulated that realisation of the promise to sell is conditional on perfect performance by the lessee of the essential clauses of the present contract, bearing in particular on the effective payment of rent and charges of the contract.

In the event that there should subsist a non-substantial disagreement between the parties, this disagreement shall be included in an agreement which can be negotiated subsequent to signature of the deed of sale.

The sale price, in case of realisation of the said promise, is indicated in Title III of the present contract. It shall be payable in cash at the time of signature of the notarised document, the latter having to be concluded at the latest on the date of expiration of the lease.

Furthermore the lessee shall pay all rights, expenses and fees relating to the said transfer and all taxes, rights or contributions that might be demanded by the administration from one or the other of the parties in the light of the duration of the contract, of the sale price and of the depreciation rules, with the exception of the ones proper to the lessor.

The Lessor shall give notice to the lessee, at the latest six months before the expiry date of the lease, of the possibility of taking up the option which is offered to it.

P – EARLY OPTION EXERCISE

The lessee shall also have the option of acquiring the rented properties starting on the date indicated in Title III, as long as it has regularly complied with the obligations incumbent on it and has informed the lessor, at least one year before the date on which it intents to make the said acquisition, this by registered mail with receipt.

The said acquisition may not occur until the anniversary of the effective date of the present contract.

In this case, the lessee shall have to pay an amount to the lessor set in Title III - “Special Conditions”.

- Page No. 28 -

The sale price shall be paid in cash at the time of signature of the notarised sale document.

If this occurs, and in case of realisation of the promise to sell at the end of the contract, all of the rights, expenses and fees relating to the said transfer as well as taxes, rights or contributions that the Administration might demand from one or the other of the parties, in the light of the duration of the contract, of the sale price and of the depreciation rules, shall be for the lessee’s sole account. In addition, all amounts that may not have been paid in connection with the rental pursuant to the procedures of the present contract, this for any reason whatsoever, as well as all amounts due in terms of principal or incidentals, including the lateness interest calculated as mentioned above (Title I, Article I—Rental), shall have to be deposited with the notary responsible for drawing up the document, 48 hours before the date chosen by the lessee or the date of the end of the contract.

The purchaser shall have to reimburse the seller for the entire property tax relative to the year during which the sale occurs. If the notice has not yet been received, the purchaser shall have to pay an amount to the seller determined on the basis of the tax for the previous year. If the case arises, all amounts due for charges and work performed or not performed in connection with the condominium shall have to be repaid to the seller by the purchaser.

If the lessee fails to deposit the funds with the notary within the period provided for above or fails to sign the document on the said date, the lessee shall lose the benefit of the early option exercise called on, and the present lease shall then continue to apply on the conditions laid down initially. Furthermore the lessee shall pay all expenses that may have been incurred by the lessor.

Q – EVACUATION OF THE PREMISES AT THE TIME OF LEASE EXPIRATION

In the absence of exercise of the purchase option and failing a new rental contract concluded between the parties, the lessee shall have to vacate the premises at the latest on the date of expiration of the present contract.

In case of a delay in evacuation of the premises, the lessee shall pay an annual occupancy indemnity to the lessor equal to three times the rental received during the last year of the lease calculated pro rata temporis month by month, any month begun being due in full.

R – POSSIBLE REGULARISATION OF THE VAT DEDUCTION

If, for any reason whatsoever, the lessor is called on to carry out, pursuant to the provisions laid down in the General Taxation code, any regularisation whatsoever of the deduction made by it of value added tax initially having encumbered the construction or acquisition of the building that is the object of the present leasing arrangement, any amount that the lessor is called on in this way to pay to the taxation authorities shall have to be repaid to it, except in the event of negligence or fault attributable to the latter, at its first request and without delay, by the lessee under the leasing arrangement, the possible future purchaser of the building, to which, in exchange, the lessor shall deliver the attestation provided for under the General Taxation Code.

Such reimbursement made by the lessee shall be required:

•	whatever the cause may have been giving rise to the obligation for the lessor to regularise the deduction, even if the said clause excludes any transfer of the building,

•	even if retransfer of the value added tax by the lessor does not create a right to delivery of the attestation provided for above,

- Page No. 29 -

•	also even in case the lessee, for any reason whatsoever (whether that reason is attributable to it or not, and whether or not it is beyond its control), cannot actually benefit from the right to deduction of the value added tax appearing in the attestation delivered to it by the lessor.

The said reimbursement shall not be required from the lessee if the regularisation of the deduction of value added tax is due to the fact of sale of the building by the lessor to a third party required to execute, in lieu and stead of the seller, the conventions of the leasing arrangement.

In case of sale of the building to the lessee by virtue of the promise to sell stipulated in Title II above or in execution of any other provisions of the present leasing contract, particularly the ones relating to losses, the amount of value added tax that the lessor is called on to pay in connection with regularisation of the deduction shall have to be repaid to it by the purchaser at the time of signature of the notarised sale document, and the said repayment may not in any case benefit from payment in installments.

Furthermore the deduction of the regularisation repayment shall be made, as a priority, from the insurance or expropriation indemnities that might be receivable. The said deduction shall be offset by delivery of the attestation mentioned above.

The provisions of the present Article are and shall be applicable both to the lessee and to its assigns or entitled parties, and in particular to any assignee of the right to the present leasing contract.

TITLE III

SPECIAL CONDITIONS

1 – INTENDED USE OF THE PREMISES (Title I, B)

Building for industrial use and for use as offices

2 – CEILING ON THE REAL ESTATE INVESTMENT (Art. 1 of the Preliminary Agreements)

SIX MILLION THREE HUNDRED EIGHTY THOUSAND EUROS, NET OF TAXES (€ 6,380,000.00, net of tax), as indicated in the recitals,

i.e. € 4,466,000.00 net of tax for the NATIOCREDIMURS portion, lead manager, and € 1,914,000.00 net of tax for the CMCIC LEASE portion.

Subsidies may be granted for the present operation, it being understood that their amount shall be subtracted from the financing provided by the pool. It is broken down as follows:

Subsidies: in the amount of ONE MILLION THREE HUNDRED EIGHTEEN THOUSAND FOUR HUNDRED FIFTY-FOUR EUROS (€ 1,318,454.00), of which:

• CARENE:	€230,000.00
• Conseil Général de Loire-Atlantique:	€245,300.00
• Conseil Régional des Pays de la Loire:	€122,650.00
• FEDER:	€720,504.00

Repayable advances: in the amount of FIVE HUNDRED TWENTY-ONE THOUSAND EUROS (€ 521,000.00), of which:

Conseil Régional des Pays de la Loire:	€521,000.00

- Page No. 30 -

For the NATIOCREDIMURS and CMCIC LEASE portions:

It is expressly agreed between the parties that the amounts of these subsidies, during the period of construction, shall be deducted as they are paid from the amount of the disbursements for computing the pre-rents.

At the time of entry into rental, the subsidies collected by the pool or having been the subject of an assigning order shall be included at each due date for rent in a credit note, not subject to the VAT, corresponding to amortisation of these subsidies on the duration of the contract. You shall be remunerated for these subsidies at the rate of the contract.

In the event that these subsidies might be paid in full or in part only after entry into rental, debit interest shall be deducted until their final collection at the contractual rate on the sums not yet collected and payable at the end of each term.

The LESSEE shall inform and send to the LESSOR all information necessary for obtaining and maintaining these subsidies, and it shall be personally responsible for all obligations resulting therefrom.

In the event that the conditions for granting these subsidies should fail to be observed, the LESSEE expressly undertakes to repay the LESSOR, at first demand on its part, all sums in principal, interest, fees and penalties that might be claimed from the LESSOR by the organisation that has granted the subsidy or subsidies.

3 – PRE-RENTAL PAYMENTS (Art. 3 of the Preliminary Agreements)

Commitment fee: 0.05 % net of tax per quarter, i.e. 0.20 % net of tax per annum, VAT in addition, computed on the amount of the investment net of tax, proportionally as from 15 September 2003 until the date on which the lease comes into force, payable quarterly and in advance.

Interest: (MMR + 1) % per annum.

MMR = Money market average monthly rate.

(monthly average of weighted average rates in euros TEMPE or EONIA).

The MMR adopted for computing said interest shall be the arithmetic average of the three MMRs published for the months M-3 to M-1, M being the month that interest is payable.

4 – RATE OF PRE-RENTAL PAYMENTS DURING THE COMPLEMENTARY PERIOD (Art. 7 of the Preliminary Agreements)

Commitment fee: 0.05 % net of tax per annum.

Interest: (MMR + 1) % per annum.

MMR = Money market average monthly rate.

(monthly average of weighted average rates in euros TEMPE or EONIA).

The MMR adopted for computing said interest shall be the arithmetic average of the three MMRs published for the months M-3 to M-1, M being the month that interest is payable.

- Page No. 31 -

5 – ADVICE OF WITHDRAWALS FOR SETTLEMENT OF PRE-RENTAL PAYMENTS (Art. 3 of the Preliminary Agreements) AND OF LEASE RENTAL PAYMENTS (Title I, I)

References of the lessee’s bank account according to the bank identification form:

BNP PARIBAS

Registered office:

Account no.:

C.I.O.

Registered office:

Account no.:

6 – BEGINNING DATE OF THE WORK (Art. 5 of the Preliminary Agreements)

7 – PRESENTATION OF BILLS (Art. 6 of the Preliminary Agreements)

The lessor shall proceed with the payment of memoranda, invoices and fees presented to it by the lessee after the words “Approved for Payment” and the lessee’s signature have been added, and this within a period of eight days as from their remittance.

The lessee shall present the bills monthly.

In the event that, prior to signature of these presents, the lessee might already have paid a number of expenses for which the lessor is liable, the latter shall reimburse said expenses to the lessee on presentation of the corresponding invoices, fees and proof that they have been paid.

8 – END OF THE WORK (Art. 7 of the Preliminary Agreements)

a) date of completion: .

b) duration of additional delivery date: two months as from this date.

9 – FINANCING OF THE VAT PAID BY THE LESSOR

The lessee shall pay the lessor interest computed at the rate of (MMR + 1)% per annum on the sums settled for the VAT on the amount of the investment, subject of the presents, but within the limit of a fixed period for recovery of 4 months from date to date as from each of the disbursements.

MMR = Money market average monthly rate.

(monthly average of weighted average rates in euros TEMPE or EONIA).

The MMR adopted for computing said interest shall be the arithmetic average of the three MMRs published for the months M-3 to M-1, M being the month that interest is payable.

10 – EFFECTIVE DATE AND DURATION OF THE LEASE (Title I, C)

The lease shall come into force on the date the property designated above is taken into possession, as results from the declaration by the lessee to the lessor, for a period of TWELVE (12) full and consecutive months, and this no later than

- Page No. 32 -

11 – RENT (Title I, I)

Rent shall be computed, as stated below, in accordance with the elements of the cost price of the building listed in the recitals above, representing the sums invested by the lessor in the present leasing operation and expressed under the term “investment.”

Should the investment be increased or decreased, the presents, after consent by the lessor, shall be subject to a rider.

As from the date the lease comes into force and until its contractual expiry, the annual rent, by express agreement between the parties, shall be payable quarterly, a term in advance.

The lessor shall have the possibility of opting either for a fixed rate or for an adjustable rate no more than one month prior to the date scheduled for the lease to come into effect. Without reply by the lessee, the adjustable rate formula shall be adopted.

NATIOCREDIMURS portion

A / Adjustable rate referenced on the EURIBOR 3 months

Each quarterly rental payment in advance shall include:

•	a portion of repayment of capital governed by a contractual amortisation key;

•	a portion of interest computed each period on the capital remaining due at the beginning of the period, after deduction of the amortisation for said period.

The annual rate adopted for computed interest shall result from the following formula:

Periodic rate =	(EURIBOR 3 months +1) x 365/360
4

Where EURIBOR = monthly average of the EURIBOR 3 months of M-2, M being the month of settlement of the payment.

The EURIBOR 3 months is affected by the 365/360 ratio in consideration of the market practices of the interbank market, where the resource is remunerated according to the number of real days.

EURIBOR = Euro Interbank Offered Rate

Possibility of conversion to a fixed rate

NATIOCREDIMURS grants the lessee the option, during the first five years of the contract, of asking it to compute the share of interest according to a fixed rate, that which shall then be required of the parties on a definitive basis throughout the duration of the contract still to run.

This option can be exercised on a date corresponding to the payability of a quarterly term on demand expressed by registered letter with acknowledgement of receipt no less than two months prior to said date.

The nominal rate adopted would be as follows:

Nominal rate of advance = (CMR 10 + 1) %

- Page No. 33 -

CMR 10 (constant maturity rate at ten years): redemption yield of a fictive value of the treasury whose maturity would be equal to ten years at all times, as published notably by the financial press.

The reference taken into account shall be the average of the CMR 10 of the next-to-last week prior to the first rental payment concerned by the consolidation whose option is to take place two months at a minimum prior to payability of the rent.

This consolidation shall be subject to a commission determined by the following formula:

Last rent paid – (capital before payment – capital after payment)
3

B / Fixed rate referenced on the CMR 10

The rate adopted for computing interest shall result from the following formula:

Nominal rate = (CMR 10 + 1)        %

On the basis of the amount of an investment of € 4,466,000.00 net of tax, 48 advance quarterly rental payments of € 125,479.51 net of tax each would be collected.

As the rent is definitively fixed only once the building is taken possession of, any change in the CMR 10 adopted as a reference index between that of 12/15/2003 (or 4.38%) and the average of the CMR 10 of the next-to-last week prior to entry into rental shall result in a corresponding change in rent.

CMR 10 (constant maturity rate at ten years): redemption yield of a fictive value of the treasury whose maturity would be equal to ten years at all times, as published notably by the financial press.

CMCIC LEASE portion

No later than one month prior to the projected date of entry into rental, the lessee shall indicate to us its choice between:

Variable-rate contract

As from the date of entry into rental and throughout the duration of the contract, rent shall be due, payable quarterly in advance, in addition to the VAT, with each rental payment including:

•	the fraction of amortisation for the quarter considered of the capital corresponding to the financed investment; and

•	interest computed proportionally on the amount outstanding after settlement of the payment considered in accordance with the formula:

I =	Amount outstanding after payment x [EURIBOR 3 months + 100 base points] x	number of days of the period
360

The rate that will serve as a base for amortising and computing the first rental payment shall be that of the Euribor 3 months of the first day of the month prior to the date of entry into rental or, if not published, that of the last business day prior thereto. For the remainder of the contract, rent shall be determined in accordance with the Euribor 3 months published the first day of the month prior to the date of the beginning of the period (or the previous business day, if this is not a business day).

- Page No. 34 -

For information, on the basis of the Euribor 3 months on 28 November 2003, or 2.154%, the amount of the quarterly rent would be around € 47,855.00 net of tax, variable according to the number of days in the period.

Consolidation at a fixed rate

As from the time of entry into rental and throughout the duration of the contract, and with a prior notice of one month before the beginning of a quarterly period of rent, you shall be entitled to request consolidation of your contract by asking to opt for a computation of rent at a fixed rate. This option shall be irreversible.

Interest shall then be computed proportionally on the amount outstanding after settlement of the payment in accordance with the formula:

I = Amount outstanding after payment x [CMR 10 + 100 base points]

the CMR 10 being that published on the business day prior to the first quarterly period of rent for which the consolidation shall be applied.

Consolidation of the rate shall result in the billing of a consolidation fee in the amount of € 3,000 net of tax.

Fixed-rate contract

As from the date of entry into rental and throughout the duration of the contract, rent shall be due payable quarterly and in advance, VAT in addition, with each rental payment including:

•	the fraction of amortisation for the quarter considered of the capital corresponding to the financed investment; and

•	interest computed proportionally on the amount outstanding after settlement of the payment considered in accordance with the formula:

I = Amount outstanding after payment x [CMR 10 + 100 base points]

The CMR 10 that will serve to compute expiry of the amortisation as well as the rent shall be the rate published on the Friday following entry of the contract into rental with a provisional rate.

For information and on the basis of the CMR 10 of 28 November 2003, or 4.47%, the amount of the gross quarterly rent before subsidy net of tax would be € 54,119.91.

The first rental payment shall be due on the day the contract comes into force.

Rent shall be paid by withdrawals on the lessee’s account indicated above under 5.

Replacement or disappearance of the reference rates adopted by the parties

In the event the rate adopted above should cease to be published or should it disappear prior to expiry of the lease, variations shall be established by referring to the rate intended to replace the one that has disappeared through use of the linking coefficients established by the competent authority.

Absent a replacement rate or a linking coefficient, the parties shall agree to replace the missing rate with another rate of their choice.

Absent agreement, the replacement rate shall be determined by two experts chosen by mutual consent or appointed automatically at the request of the most diligent party by the Chief Judge of the

- Page No. 35 -

PARIS High Court of Justice. In the event of disagreement, these experts can be joined by a third expert in order to decide between them. This third expert can also be appointed by the Chief Judge at the first request of the most diligent party.

The absence of reference rates shall not authorise the lessee to delay payment of the rent. Said rent shall continue to be paid on the due date on the basis of the last known rate, subject to adjustment once the difficulty is straightened out.

12 – INDEXING OF RENT (Title I, J’)

None. All clauses of the present contract relative to the indexing of rent are inapplicable.

13 – TERMINATION AT THE REQUEST OF THE LESSOR (Title I, K)

The lessee is entitled to request termination of the lease contract as from the end of the seventh (7th) year following the date on which it comes into force.

14 – OPTION ON THE VAT (Title I, M)

The lessor declares that it opts for liability to the value added tax, which is expressly accepted by the lessee.

15 – COMMITMENT TO SELL (Title II, O)

Price of sale in the event of realisation of the commitment at expiry of the contract: one Euro.

16 – EARLY LIFTING OF OPTION (Title II, P)

The lessee is entitled to acquire the rented property as from the end of the seventh (7th) year following the date on which it comes into force.

17 – COMPENSATION AND PURCHASE PRICE OF THE BUILDING

a)	Compensation in the event of termination:

1)	At the formal request of the lessee: the amount of this compensation shall be equal to one-half (1/2) of the capital remaining due.

Should the lessee not be able to provide the lessor with proof of the certificate of conformity of the building, this compensation shall be equal to three-fourths (3/4) of the capital remaining due.

2)	At the lessee’s request, in the event of partial expropriation or of accident, or ipso jure in that of total expropriation: the amount of this compensation shall be equal to the entirety of the capital remaining due.

3)	At the request of the lessor: the amount of this compensation shall be the entirety of the capital remaining due.

b)	Purchase price due at early lifting of option as from the date fixed in Paragraph 16 above, i.e., at any time, in the event of accident or in that of partial expropriation:

•	in the case of adjustable-rate rent

The amount of the purchase price shall be equal to the capital remaining due at the time the option is lifted, increased by:

- Page No. 36 -

•	1.5 % up to the end of the 7th year;

•	1.25 % during the 8th and up to the end of the 8th year;

•	1 % during the 9th year and up to the end of the 9th year;

•	0.75 % during the 10th year and up to the end of the 10th year;

•	0.5 % during the 11th year and up to the end of the 11th year;

•	0 % during the 12th year and up to the end of the 12th year

•	in the case of fixed-rate rent

NATIOCREDIMURS portion

The amount of the purchase price shall be equal to the combined amount of the rent remaining to be paid at the time of early purchase, increased by the amount of the purchase option, all after adjustment of the sums on the basis of the rate of the contract, decreased by two points.

CMCIC LEASE portion

Consolidated or fixed rent

The adjusted value of all sums remaining due on the day the option is lifted (rent and residual value at the term of the contract), after adjustment at the lowest rate between:

•	the CMR 10 having served for computation of the payment schedule at the time of entry into rental, decreased by two points;

•	the CMR 10 in force at the time the option is lifted, decreased by two points.

This total is increased by compensation equal to 3% of the amount obtained.

c) In addition to compensation for termination or early purchase price resulting from paragraphs a) and b) above:

The lessee shall fulfill all contractual compensation and terms with the lessor that might have been agreed on in other respects.

18 – RATE OF DELAY PENALTY INTEREST (Title I, Paragraphs I and J)

As from the time of payability, the lessor shall apply the following rate:

(MMR + 5) % per annum.

MMR = Money market average monthly rate.

(monthly average of weighted average rates in euros TEMPE or EONIA).

The MMR adopted for computing said interest shall be the arithmetic average of the three MMRs published for the months M-3 to M-1, M being the month that interest is payable.

19 – FEE FOR STUDY AND SETTING UP

The fee for study and setting up, fixed at € 6,300.00 net of tax for NATIOCREDIMURS and at € 2,700.00 net of tax for CMCIC LEASE, is stipulated payable on this day.

- Page No. 37 -

20 – MANAGEMENT FEES

Throughout the duration of the real estate leasing contract, the lessor shall collect the following fees:

Fees Intended to Cover on an All-Inclusive Basis the Costs Borne by the Lessor at the Time of Specific Events:

Management of a dispute pertaining to construction	€2,667.86 Net of taxes
Collection & management of a subsidy or of an outside loan (flat fee)	€1,905.61 Net of taxes
Request generating research, providing a certificate, etc.	€76.22 Net of taxes
Fees for reminder on amounts outstanding	€76.22 Net of Taxes
Early lifting of option	€3,048.98 Net of taxes
Fees for transfer of the contract	€3,811.23 Net of taxes
Change at the request of the lessee resulting in the drawing up of a rider	€1,905.61 Net of taxes
Administrative change	€167.69 Net of taxes
Computation of a purchase cost	€228.67 Net of taxes
Claim	€1,143.37 Net of taxes
Fees Billed Annually
Management of taxes and fees	€198.18 Net of taxes

All of these fees shall be indexed to the change in the national index of the cost of construction established by the National Institute of Statistics and Economic Studies on the base of 100 at the fourth quarter of 1953; the reference taken into consideration is that of the first quarter of 2003, or 1183.

The comparison index serving for computation of fees shall be the last index published at the time of invoicing; at all events, the comparison index shall not be less than the reference index given above.

These amounts as well as all others due under the present contract shall be withdrawn directly by the lessor from the lessee’s bank account.

21 – DISPENSATIONS FROM THE PRELIMINARY AGREEMENTS - Article 4 – Insurance during the construction

At its express request, subject to its sole responsibility and by dispensation from the rule stipulated in Article 4 of the Preliminary Agreements, the Lessee undertakes to take out policies covering the risks related to the execution of the construction with its own insurer.

These policies must be taken out with a first-class insurance company and shall stipulate:

•	that the LESSEE is acting both on its own behalf and that of the LESSOR and that it waives the right to any recourse against the latter for any damage relating to the construction whatsoever,

- Page No. 38 -

•	that the LESSOR is appointed, in the event of loss, as beneficiary of the compensation paid, on condition that it uses it for the reconstruction of the building destroyed,

•	that the insurer must give notice to the LESSOR, by registered letter with acknowledgement of receipt, one month beforehand, of any cancellation, suspension or modification of the cover for any reason whatsoever. These modifications may not take effect without the prior written agreement of the LESSOR.

Furthermore, the LESSEE undertakes:

•	- to send to the insurance company concerned, so that it has full knowledge thereof, a certified copy of the provisions of Article 4 of the Preliminary Agreements, as well as of the present dispensation,

•	- to send to the Lessor’s Insurance Adviser:

AON Conseil & Courtage

45 avenue Kléber

92697 LEVALLOIS PERRET CEDEX

One copy or a certified true copy of the policy or policies and of the protocols as they are issued,

•	to send to the LESSOR a certificate issued by the said insurance company specifying the risks and responsibilities covered as well as the amounts guaranteed,

•	to reply to any request for information or for additional documents sent by the LESSOR’s broker.

It being hereby noted that the LESSOR shall not make any payment for the constructed building or for construction work before the obtaining of the cover notes.

These “construction” insurance premiums subscribed by the Delegated Project Owner shall be paid directly by the Lessor to the insurer, within the framework of the investment.

22 – GUARANTEES

A) - DEPOSIT OF GUARANTEES

The Lessee grants to the Lessor, as of this day, which fact is accepted by the above-named representatives, and without engaging the liability of the undersigned Notary, a guarantee deposit in the amount of TWO MILLION EUROS (2,000,000.00 €), which was submitted on this day in the form of a check, as acknowledged by the Lessor, which issues good and valid receipt therefor, subject, however, to the collection thereof.

Consequently, it is expressly agreed by and between the parties that:

•	no payment by the LESSOR shall be made prior to collection of the above-cited guarantee deposit check;

- Page No. 39 -

•	non-collection of the guarantee deposit check within a period of TEN (10) days counting from this date shall entail rescission of the lease contract, if the LESSOR so wishes.

The Lessor shall open a special account in its books, in the name of the Lessee, corresponding to the above-mentioned deposit which was granted and accepted, and is intended to track the relations between the Lessor and the Lessee on the occasion of the depositing of this guarantee.

Starting from the collection thereof, this guarantee deposit, which is not subject to amortization, with a maximum term of 10 years counting from the entry into rental under the lease contract, shall be paid off quarterly, at the end of the period, based on the simple MMR.

MMR = MONEY MARKET AVERAGE MONTHLY RATE.

(monthly average of weighted average rates in euros TEMPE or EONIA).

The MMR adopted for computing said interest shall be the arithmetic average of the three MMRs published for the months M-3 to M-1, M being the month that interest is payable.

The guarantee deposit shall be repaid to the Lessee upon proof of the submission to the Lessor of the security deposit, with a sworn translation into French, from LYDALL Inc., in the amount of TWO MILLION EUROS (2,000,000.00 €), for a period of ten (10) years counting from the effective date of the lease contract, to which the prior period concerning the duration of the construction of the building should be added.

This security will be accompanied by the production of the customary certificate.

Failing this, this guarantee deposit shall be held by the Lessor from the date of execution of the contract for a period of 10 years counting from the entry into rental of the lease contract.

In case of rescission of the lease contract by the Lessee or in case of the premature exercise of the purchase option, the guarantee deposit shall be returned to the Lessee either on the day of rescission or the day of the sale, after execution of the contract, provided that all sums owed by the Lessee to the Lessor under the lease contract to date have been paid in full. Failing this, the Lessor may retain the portion of this guarantee deposit corresponding to the sums owed to it, until they are paid.

Since the credit resulting from this guarantee is pledged to assuring payment of the pre-rentals, rent and any sum owed to the Lessor under this lease transaction, the full repayment of this guarantee deposit shall be subordinate to the payment of said pre-rentals, rent and any sum that might be owed to the Lessor. Failing this, the Lessor may retain the portion of the guarantee deposit covering the sums owed to it, up until payment thereof.

In case of rescission of the lease by the Lessor, the guarantee deposit shall be deducted from the amount of the rescission indemnity owed by the Lessee and any balance remaining from this deposit shall be returned to the Lessee immediately.

PLEDGE OF GUARANTEE DEPOSIT GRANTED BY THE LESSEE

In guarantee of all sums that may be owed by the Lessor to the Lessee under the lease contract, in terms of any principal, interest, expenses and incidentals whatsoever, and in guarantee of the performance of all obligations undertaken for any reason whatsoever by the Lessee with regard to the Lessor, the Lessee delegates to the Lessor, as a pledge and without substitution, during the term of the guarantee deposit as provided below, the credit that it holds under such guarantee deposit of

- Page No. 40 -

TWO MILLION EUROS (€ 2,000,000.00), granted above, or any remaining balance after deduction of what is expressed below.

For this purpose, the Lessee gives preference to the Lessor over itself and subrogates itself to said Lessor, up to the appropriate amount, in terms of all its rights, stock and privileges.

The Lessee declares that the delegated credit guaranteeing all sums owed to the Lessor is not the subject of any opposition likely to prevent the effect of the present delegation.

The Lessee declares that, to date, it has not granted any delegation, transfer or other pledge of all or part of the sums to come from the credit assigned as a guarantee in favor of the Lessor.

The Lessee agrees not to create any delegation or any other pledge affecting said credit other than those resulting herefrom nor to cause any assignment of the credit assigned as a guarantee under the terms of these presents.

In case of complete or partial non-payment of the sums owed to it by the Lessee hereunder, the Lessor shall be authorized, by reason of the present delegation, to directly withdraw the sums owed to it from the amount of the credit that was expressly delegated to it.

B) - PROOF OF PAYMENT OF THE AUTHORIZED CAPITAL OF SAS LYDALL THERMIQUE ACOUSTIQUE

It is hereby reiterated that the LESSOR has given its approval to the LESSEE for the real property lease financing of the present transaction, in consideration of the identity of the LESSEE, the subscription of its affiliates and the payment in full of its authorized capital, set at TEN MILLION EUROS (10,000,000.00 €), said payment being an essential and decisive condition of the present act, without which it would not have taken place.

Consequently, it is expressly agreed by and between the parties that the LESSEE will have to prove to the LESSOR, no later than SEPTEMBER 1, 2004, that the authorized capital of the company has been paid in full.

Absent this proof within the above-mentioned period, the present contract may be cancelled, if the LESSOR so wishes, under the conditions of Article L of Title I, “Cancellation at the Lessor’s Request”.

23 – MANAGEMENT MANDATE

Mr.                    , above-named, in the position of representative of the company CMCIC LEASE, hereby grants powers to the company NATIOCREDIMURS, for the entire term of the present lease contract, for purposes of carrying out all day-to-day management and administrative transactions related to said lease, in particular:

•	to collect any and all sums as pre-rentals, ordinary or extraordinary expenses, cancellation or rescission indemnities, sales price, contributions and taxes;

•	to distribute the proceeds of its management between NATIOCREDIMURS and CMCIC LEASE, which it represents, in proportion to their participation in the present transaction.

Mr. CHALOT, representative of the company NATIOCREDIMURS, expressly accepts the mandate thus conferred.

- Page No. 41 -

The Lessee takes formal note of the above conventions and agrees:

•	to pay to NATIOCREDIMURS all sums that it may be called on to pay to the Lessor for pre-rentals, VAT on pre-rentals and expenses, all in conformity with the provisions of the present lease,

•	to inform NATIOCREDIMURS of all requests for the exercise of options, whether or not premature, or for cancellation of the present lease, and to notify it of any assignment or contribution to a company of the right to the present lease.

It is, however, specified:

•	that the rent and VAT on rent shall be managed by each of the companies, NATIOCREDIMURS and CMCIC LEASE, each for their own share,

•	that the prior approval of the principal will have to be obtained for any decision exceeding the framework of day-to-day management (rescission, premature exercise of option, assignment, expropriation of the real estate, losses, court actions, etc.).

TITLE IV

VARIOUS PROVISIONS

DECLARATIONS

The Lessor and the Lessee declare the following:

•	They are French companies with their headquarters in France.

•	They are not subject to any nullification or dissolution proceedings.

•	They are not and have never been in court-ordered reorganization or liquidation.

•	And they have never received any notification regarding expropriation of the real estate hereunder.

DECLARATIVE OBLIGATIONS

The Lessor agrees to comply with the obligations provided for in Decree No. 95-617 of May 6, 1995, taken in implementation of Article 57 of Law No. 95-115 of February 4, 1995, on Guidelines for the Improvement and Development of the Territory.

To this end, the Lessor shall issue the following documents to the Lessee as of the effective date of the lease contract:

•	a summary of the general conditions,

•	a table showing, for each rent, the share in the latter taken into consideration for setting any transfer price for the real estate at the end of the contract.

Moreover,	the parties reiterate:

• that the amount of the investment is SIX MILLION THREE HUNDRED EIGHTY THOUSAND EUROS, NET OF TAXES	6,380,000.00 Net of Taxes	€

Or, ALL TAXES INCLUDED, the sum of SEVEN MILLION SIX HUNDRED THIRTY THOUSAND FOUR HUNDRED EIGHTY EUROS	7,630,480.00 All Taxes Included	€

• that the sales price, in case of realization of the promise at the end of the contract, is ONE EURO	1.00	€

• and that the value of the land is FOUR HUNDRED NINETY-SIX THOUSAND NINE HUNDRED THIRTY EUROS AND FORTY CENTS, NET OF TAXES	496,930.40 Net of Taxes	€

- Page No. 42 -

DOMICILE

For the performance and the consequences hereof, the parties elect domicile at their respective headquarters.

All acts in performance and others shall be validly announced at this elected domicile, even in case of transfer of the present lease, and this, notwithstanding the authorization or intervention of the Lessee therein.

JURISDICTION

In common accord between the parties, if needed, the jurisdiction is attributed to the competent Courts of PARIS.

EXPENSES

All expenses, fees and professional fees herefor and all those that shall be the follow-up or consequence thereof, as well as the cost of the enforceable copy to be given to the Lessor, shall be for the account of the Lessee, which accepts the same.

RECORDED, prepared on 55 pages

Executed and entered into in the Offices of Atty. GALLOT-LE-GRAND, Notary in SAINT NAZAIRE, at 50 boulevard de l’Université.

On the date indicated above.

And, after this document was read out loud, the parties signed it together with the Notary.

The parties approve:

•	References:

•	Words crossed out and void:

•	Numbers crossed out and void:

•	Whole lines crossed out and void:

•	Lines drawn through blank spaces:

- Page No. 43 -